                                                               Exhibit 99.2

                                  NHP Incorporated
                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS (RESTATED)

Introduction

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements in certain circumstances. Certain information included in this Report and other Company filings (collectively "SEC Filings") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (as well as information communicated orally or in writing between the dates of such SEC Filings) contains or may contain information that is forward looking, including statements regarding the effect of government regulations and regarding the effect of acquisitions. Actual results may differ materially from those described in the forward looking statements and will be affected by a variety of factors including the completion of the merger discussed below, national and local economic conditions, the general level of interest rates, terms of governmental regulations that affect the Company and interpretations of those regulations, the competitive environment in which the Company operates, the availability of working capital, dispositions of properties managed by the Company, and the availability of acquisition opportunities. Additional factors that could affect results are set forth below and in the Company's registration statement on Form S-1, filed June 5, 1995, as amended.

    Initial Public Offering

    On August 18, 1995, NHP Incorporated (the "Company") completed an initial public offering (the "IPO") of 4.3 million shares of its common stock for net proceeds of approximately $52.0 million. Prior to that date the Company had been owned by various private investors. Concurrently with the closing of the IPO, the Company sold those of its subsidiaries which held all of the Company's direct and indirect interest in property-owning partnerships, along with its captive insurance subsidiary and certain other related assets (collectively referred to as the "Real Estate Companies") to the two controlling shareholders of the Company, Demeter Holdings Corporation ("Demeter") and Capricorn Investors, L.P. ("Capricorn"), and J. Roderick Heller, III, the Chairman, President and Chief Executive Officer of the Company ("Mr. Heller"). Accordingly, operating results and cash flows attributable to the Real Estate Companies have been presented as discontinued operations in the accompanying financial statements in conformity with generally accepted accounting principles. For a summary and discussion of the operating results of discontinued operations and the financial impact from the disposal of discontinued operations, see Note 2 to the Consolidated Financial Statements. The following discussion, except where specifically stated otherwise, relates only to the Company's continuing operations.

    Change in Control, AIMCO Merger Agreement and WMF Spin-Off

    On April 21, 1997, the Company announced that it had entered into a definitive Merger Agreement pursuant to which the Company will be acquired by Apartment Investment and Management Company ("AIMCO"), a real estate investment trust whose shares are traded on the New York Stock Exchange (AIV-NYSE). Upon completion of the merger, each of the Company's stockholders will receive for each share of Company common stock, at the stockholder's election, either (i) a combination of .37383 shares of AIMCO common stock and $10.00 cash per share of Company common stock, or (ii) .74766 shares of AIMCO common stock. AIMCO's Amended and Restated Articles of Incorporation prohibit direct or constructive ownership of AIMCO common stock representing more than 8.7% (or 15% in the case of certain pension trusts, registered investment companies and certain other persons) of the total of outstanding shares of AIMCO common stock by any person (the "Ownership Limit"). Any person who would receive shares of AIMCO common stock in excess of the Ownership Limit
("Excess Shares"), will receive instead an amount in cash equal to the number of such Excess Shares multiplied by $26.75. The merger is conditioned on the approval of the Company's stockholders and AIMCO stockholders, and customary state and federal regulatory and other approvals.

    AIMCO has separately entered into a Stock Purchase Agreement with Demeter and Capricorn, who together held a majority of the outstanding shares of the Company's common stock (approximately 54.8%). Pursuant to the Stock Purchase Agreement, AIMCO will acquire all of the Company's common stock held by Demeter and Capricorn. AIMCO will pay Demeter $20 in cash per share for the Company shares held directly by Demeter provided that AIMCO has the option to pay in the form of shares of AIMCO common stock (valued for this purpose at $26.75 per share) to the extent cash consideration would exceed $59,973,027. For Capricorn's shares, AIMCO will pay
 .74766 shares of AIMCO common stock per share of Company common stock. On May 5, 1997, AIMCO acquired 6,496,071 shares of the Company's stock from Demeter and Capricorn, or approximately 51% of the Company's outstanding shares, pursuant to the Stock Purchase Agreement for a payment of $72,600,000 in cash and 2,142,857 shares of AIMCO common stock. Upon completion of AIMCO's purchase of this portion of the shares held by Demeter and Capricorn, AIMCO holds a majority of the issued and outstanding shares of the Company's common stock. The Stock Purchase Agreement provides for AIMCO to acquire the remaining 434,051 shares of Company common stock owned by Demeter and

Capricorn. The merger with AIMCO will, however, require approval by two-thirds vote of all shares of Company common stock held by persons other than AIMCO. Stockholder meetings to approve the merger are expected to be held in late summer.

    The Company has also been informed that on May 22, 1997, AIMCO signed a definitive agreement with Demeter and Capricorn to acquire the Real Estate Companies, which are controlled by Demeter and Capricorn. Most of the properties controlled by the Real Estate Companies are managed by the Company pursuant to a long-term property management contract. Both the Company's and AIMCO's obligations to complete the merger were conditioned on signing the definitive agreement relating to the sale of real estate interests. As consideration for AIMCO's executing the Merger Agreement, the Company has waived its right of first refusal to purchase the Real Estate Companies. On June 3, 1997, AIMCO completed the acquisition of the Real Estate Companies for a total Consideration of $54.8 million cash and warrants to purchase 399,999 shares of AIMCO common stock.

    On April 21, 1997, the Company entered into a Rights Agreement (the "Rights Agreement") providing for the distribution of shares of The WMF Group, Ltd. ("WMF") (formerly known as NHP Financial Services, Ltd. and WMF Holdings, Ltd., and formerly the Company's Financial Services business segment) to the Company's existing shareholders. Pursuant to the Rights Agreement, the Company will issue to its stockholders rights (the "Rights") to receive a distribution of one-third of a share of WMF stock for each right at the earlier of the time of the AIMCO merger or on December 1, 1997, if the AIMCO merger has not occurred by that date. WMF has received a commitment, pursuant to which Capricorn Investors II, L.P. will, following the negotiation and execution of definitive documentation and subject to the satisfaction of the conditions that will be specified therein, to purchase 546,498 shares of WMF stock for an aggregate purchase price of $5 million on or shortly after the distribution, which is equivalent to $9.15 per share of WMF stock. The distribution of WMF stock is conditioned on the consent of lenders under the Company's credit agreement. The rights were distributed on May 9 to stockholders of record of the Company on May 2, 1997.

    It is uncertain in what ways the purchase by AIMCO of the Company's stock owned by Demeter and Capricorn, and the consummation of the AIMCO Merger Agreement, will impact the operations of the Company. Therefore, any potential impact which could result from the occurrence of these events is not included in the following discussion of Company's results of operations and financial position.

Overview

    As a result of the adoption of the plan to distribute shares of WMF (formerly the Company's Financial Services business segment), the Company's Consolidated Financial Statements have been restated to reflect WMF as discontinued operations. Continuing operations (formerly the Company's Property Services business segment) includes the Company's property management and related services. Discontinued operations (formerly the Company's Financial Services business segment) includes mortgage financing and servicing through WMF and its subsidiaries.

    The Company has experienced growth in its revenues and operating income during each of the three years ended December 31, 1996. Historically, a large portion of this growth has been the result of increased property management revenues caused by increases in the average number of units under management. The increase in units under management has resulted primarily from acquisitions of management rights. Although there was a slight net decrease in the number of units under management at the end of 1996 verses 1995, the average number of units under management during 1996 increased by approximately 7,700 units, or 6.2% over 1995. The decrease in 1996 resulted primarily from loss of management contracts due to the sale of the properties and loss of management contracts related to properties managed by the Company as court appointed receiver or as property manager for a court appointed third-party receiver. The Company experienced a net gain in the number of units under property management of 22,161 units during 1995, an increase of 19.9% over the end of 1994.

Certain Risks

    As of December 31, 1996, the Company manages 64 affordable properties (representing approximately 10,600 units) owned by the Real Estate Companies that have secondary financing expiring in the next one to four years. Most of these properties currently have a fair market value less than the amount necessary to repay such secondary financing in full. The Company expects the Real Estate Companies to renegotiate these mortgages where necessary, but some attrition in the Company's management portfolio is expected from maturity of these secondary mortgages. These 64 properties generated approximately $5.3 million in property management revenue in 1996, and the Company believes that less than 40% of this revenue is at risk over the next four years due to a possible loss of property management with respect to these properties. Revenue loss of that amount would not be material compared with expected total revenue of the Company and would not have a significant impact on the Company's financial condition or results of operations.

    Approximately 64% of the properties and 44% of the units managed by the Company at December 31, 1996 are affordable properties and units. A substantial portion of the affordable properties were built or acquired by the owners with the assistance of programs administered by the United States Department of Housing and Urban Development ("HUD") that provide mortgage insurance, favorable financing terms, or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements including limiting rents on these properties to amounts approved by HUD. On April 4, 1997, HUD's Jacksonville, Florida field office issued a limited denial of participation, which (unless lifted) will suspend the Company's ability to manage or acquire additional HUD related properties in Florida until April 4, 1998. The limited denial of participation was the result of a physical inspection at one property of 68 units located in Florida. Although the Company believes it has corrected the problems that led to the limited denial of participation, and has requested that HUD lift the denial of participation, the Company cannot determine whether HUD will do so.

    For the past several years, various proposals have been advanced by the United States Department of Housing and Urban Development ("HUD"), Congress and others proposing the restructuring of HUD's rental assistance programs under Section 8 of the United States Housing Act of 1937 ("Section 8"), under which many affiliated properties receive rental subsidies. One such proposal has recently been introduced in the U.S. Senate, and two such proposals have recently been introduced in the U.S. House of Representatives. These proposals generally seek to lower subsidized rents to market levels thereby reducing rent subsidies and to lower required debt service costs as needed to ensure financial viability at the reduced rents and subsidies levels, but utilize varying approaches to achieve that goal.

    Congress has not yet accepted any of these restructuring proposals and, with respect to contracts expiring on or before September 30, 1997, Congress has elected to renew expiring Section 8 Housing Assistance Program
Contracts for one year terms, generally at existing rents. Congress is currently also considering various proposals for the renewal of Section 8 contracts that will expire during the federal fiscal year 1998 (October 1997 through September 1988). While the Company does not believe that the proposed changes would result in a significant number of tenants relocating from properties managed by the Company, there can be no assurance that the proposed changes would not significantly affect the Company's management portfolio. Furthermore, there can be no assurance that changes in federal subsidies will not be more restrictive than those currently proposed or that other changes in policy will not occur. Any such changes could have an adverse effect on the Company's property management revenues.

    As of December 31, 1996, the Company manages 64 properties for unaffiliated third parties with property management contracts terminable within one year. Some of the contracts may be terminated on short notice and others may not be renewed for another term. In either case, the Company would experience a revenue loss. Although the Company does not believe that any anticipated revenue loss would have a significant impact on its financial condition or results of operations, if the contracts that are terminated or not renewed generate favorable margins, operating income would be adversely affected. These properties generated approximately $4.1 million in property management revenue in 1996.

    The Real Estate Companies have indemnified the Company against any environmental liability with respect to any property in which the Real Estate Companies have had, have or acquire an interest in, unless such liability results from the direct introduction of toxic substances into a property by the Company after the consummation of the sale of the Real Estate Companies. The Company has no known material environmental liabilities that require an accrual and has obtained the indemnification from the Real Estate Companies in the event any such liabilities should arise in the future.

    The Company is substantially dependent on revenue from services provided to properties for which the Real Estate Companies can determine the management agent. Approximately 67% of the Company's property management revenue in 1996 was derived from fees for services provided to properties for which the Real Estate Companies can determine the management agent.

Acquisitions and New Businesses

    1996 Acquisitions and New Business

    Continuing Operations

    On February 29, 1996, the Company entered into a three-year contract with CRI, Inc., a Rockville, Maryland-based real estate investment firm, to provide asset management, refinancing and disposition services for 286 affordable multifamily communities containing over 35,000 apartment units, which are owned by 129 of CRI's public and private real estate partnerships. Revenues associated with this contract are included in property management services fees.

    On May 16, 1996, the Company acquired 12 multifamily properties containing 2,905 apartment units, including the right to manage the units on a long-term basis, from affiliates of Great Atlantic Management, Inc. for a purchase price (including transaction costs) of approximately $86.8 million (the "Great Atlantic Acquisition"), in the form of approximately $71.2 million in third-party nonrecourse debt and $15.6 million in cash. The Company made this acquisition with the intention of selling the real estate ownership interests to third-party investors while retaining the management rights to the properties. Accordingly, the Company has historically accounted for its ownership interests in the Great Atlantic properties as an investment in real estate held for sale, which is is reported at the lower of carrying value or, fair value less estimated cost to sell and as a single line item on the Consolidated Balance Sheet. As a result of the acquisition by AIMCO of a majority of the issued and outstanding shares of the Company, the Company no longer intends to sell the Great Atlantic properties. Beginning in the second quarter of 1997, the Company will include the results of operations and financial position of the Great Atlantic properties in its consolidated results.

    As of July 12, 1996, the Company, directly and through subsidiaries, acquired the long-term management rights and certain notes receivable from two Florida rental retirement communities as well as all of the outstanding stock of Preferred Home Health, Inc. ("Preferred Home Health"). In addition, the Real Estate Companies acquired certain other notes receivable from one of the properties and subsequently acquired all of the issued and outstanding stock of the corporate general partners of the limited partnership owners of the two properties (the "Goldberg Acquisition"). The Company and the Real Estate Companies acquired these assets from affiliates of the Stephen A. Goldberg Company of Washington, D.C. and certain other individuals. Total consideration in the transaction was approximately $16.3 million in cash and $4.0 million in long-term notes. The purchase price was funded through additional borrowings under the Company's revolving credit facility and a $0.3 million cash payment by Partners. The transaction was accounted for under the purchase method of accounting. Preferred Home Health, which the Company now operates as a separate company, is a provider of home health care services to residents of multifamily rental retirement communities.

    Discontinued Operations

    As of April 1, 1996, the Company closed the acquisition of all of the outstanding capital stock of WMF Holdings, Ltd., which was subsequently renamed The WMF Group, Ltd. ("WMF"), for consideratin of approximately $21 million, in the form of $16.8 million in cash and 210,000 shares of the Company's common stock. The acquisition has been accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired was approximately $5.0 million and has been recorded as goodwill on WMF's books. As a result of the April 21, 1997, plan to distribute the shares of WMF stock to the Company's existing shareholders pursuant to the Rights Agreement, the results of WMF from the date of its acquisition have been classified as discontinued operations. WMF is the owner of Washington Mortgage Financial Group, Ltd. ("Washington Mortgage Financial"), located in Fairfax County, Virginia, a multifamily mortgage originator and servicer. Washington Mortgage Financial originated approximately $962 million in multifamily and other commercial mortgages in 1996, subsequent to the date of acquisition. Included in Washington Mortgage Financial is WMF/Huntoon, Paige Associates Limited ("WMF/Huntoon, Paige"), an FHA mortgage originator and servicer located in Edison, New Jersey.

    On May 13, 1996, WMF/Huntoon Paige, a subsidiary of Washington Mortgage Financial, completed the purchase of a portion of the loan production pipeline, as well as certain other assets, of American Capital Resource, Inc. ("ACR") for approximately $2.2 million plus potential future payments based on realization of the pipeline through August 1997. The purchase has been accounted for under the purchase method of accounting and results in WMF/Huntoon, Paige becoming the nation's largest FHA-insured multifamily loan originator. In addition, during 1996 WMF/Huntoon Paige also purchased the servicing rights to various loans from ACR for a total of $2.0 million.

    As of December 31, 1996, Washington Mortgage Financial acquired Detroit-based Proctor & Associates ("Proctor"), for approximately $3.7 million. Included in the transaction is Proctor's $1.1 billion loan servicing portfolio of multifamily, retail, and office building mortgages, as well as the firm's fifteen active correspondent relationships with life insurance companies. Proctor originated nearly $180 million in commercial mortgage loans in 1996. The purchase has been accounted for under the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired was $3.1 million and has been recorded by WMF as goodwill.

    1997 Acquisitions

    Continuing Operations

    In November 1996, the Company and Property Resources Corporation ("PRC") signed an agreement to enter into three separate joint ventures (the "PRC Acquisition"). The Company purchased a 15% interest in NHP/PRC Management Company, LLC ("NHPPRC"), a limited liability property management company, from PRC. NHPPRC is the management agent for a portfolio of 19 HUD subsidized properties containing 2,426 apartments in New York City and has subcontracted the management of these properties to the Company. Because the Company's interest in NHPPRC constitutes 100% of the Class A membership interest, it has operational and voting control over this entity, and the results of NHPPRC are consolidated with those of the Company and PRC's interest is accounted for as a minority interest.

    The Company and PRC also formed Aptek Management Co. LLC which will provide property management services for third party-owned condominiums, cooperatives, public housing, university and hospital housing in the New York metropolitan region. In addition, the Company and PRC formed Aptek Maintenance Services, LLC, which will provide maintenance services for Company-managed properties and third-party-owned properties where competitive, initially in New York. Both Aptek Management Co. LLC and Aptek Maintenance Services, LLC are owned equally by PRC and the Company but PRC will control and oversee their operations. These two joint ventures will be accounted for under the equity method of accounting.

    The PRC Acquisition closed in escrow in late 1996 but did not receive HUD 2530 approval until January 1997. Therefore, for financial accounting purposes, the transaction is accounted for as a 1997 acquisition. Total consideration paid by the Company to PRC was approximately $1.4 million. The Company also has a commitment to issue approximately 31,000 shares of the Company's common stock in five years, or the cash equivalent of its then current market value. The estimated value of this commitment is $0.7 million and has been recorded as liability and is included in other long-term liabilities on the Consolidated Balance Sheet. As part of the transaction, PRC has the right to require the Company, at any time, upon 30 days notice through January 2002, to purchase the remaining 85% interest of NHPPRC for $3.8 million (the "Put Option"). The Company recorded a $3.2 million liability related to the Put Option. This liability represents the estimate of the difference between the amount to be paid by the Company ($3.8 million) and the estimate of the present value of the remaining cash flows to be acquired at the time the Put Option is expected to be exercised. This liability is included in other long-term liabilities on the Consolidated Balance Sheet. Total purchased management contracts recorded associated with the PRC acquisition was $5.4 million. Also in conjunction with the transaction, the Company loaned $4.2 million to PRC under a promissory note. The note, which is included in other assets on the Consolidated Balance Sheet, has a rate of 7% and requires PRC to make quarterly interest payments with the principal amount due in January 2002.

    In January 1997, the Company acquired all of the outstanding shares of Broad Street Management, Inc. ("Broad Street"), a Columbus, Ohio-based property management company for approximately $1.8 million. Broad Street, as a wholly owned subsidiary, will continue to manage a portfolio of 17 apartment communities aggregating 1,942 units, located in Columbus, Ohio, Louisville, Kentucky and Augusta, Georgia. The Broad Street acquisition has been accounted for under the purchase method of accounting and resulted in the entire purchase price being allocated to purchased management contracts.

    Discontinued Operations

    On April 16, 1997, Washington Mortgage Financial completed the acquisition of the assets Askew Investment Company ("Askew"), the third largest commercial mortgage banking firm in metropolitan Dallas-Fort Worth, Texas, for $4.6 million. Included in the transaction is Askew's $425 million loan servicing portfolio of office building, warehouse, retail, and multifamily properties, as well as the firm's 14 active correspondent relationships with life insurance companies. The acquisition will be accounted for under the purchase method of accounting.

Results of Operations - Summary

    The Company recorded pre-tax income from continuing operations in 1996 (before discontinued operations and extraordinary item) of $17.4 million compared with $13.8 million for 1995, an improvement of $3.6 million, or 26.3%. Both revenues and expenses of the Company showed increases in 1996 over 1995, primarily as a result of an increase in the average number of units under management and other acquisitions. The Company's earnings from continuing operations before interest expense, income taxes, depreciation and amortization ("EBITDA") was $27.7 million for 1996 compared with $23.4 million for 1995, an improvement of $4.3 million, or 18.4%. EBITDA is widely used in the industry as a measure of a company's operating performance, but should not be construed as an alternative either (i) to income from continuing operations (determined in accordance with generally accepted accounting principles) as a measure of profitability or (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles). EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.

    Net income for 1996 was $11.6 million, an increase of $5.7 million, or 96.2%, over 1995, excluding the recognition of a $23.3 million net deferred tax asset in 1995. Net income for 1995 of $29.3 million includes a $17.8 million income tax benefit. The income tax benefit resulted from the recognition, in the third quarter, of a $23.3 million net deferred tax asset primarily consisting of Federal tax net operating loss carryforwards ("NOLs") following the sale of the Real Estate Companies on August 18, 1995, net of the year-to-date tax provision of $5.5 million. No tax provision was recorded in 1994 due to NOLs generated by the Real Estate Companies in prior years. For further discussion, see Note 9 to the Consolidated Financial Statements. Net income for 1994 included a non-recurring charge of $1.8 million related to a terminated computer technology project. In addition, the Company recorded an extraordinary after-tax charge of $0.4 million in the third quarter of 1995 related to the early termination of a credit facility.

    The Company files a consolidated Federal income tax return and prior to the third quarter of 1995 had recognized no provision or benefit for income taxes primarily because of net operating losses generated in prior years by the discontinued real estate operations. Prior to the sale of the Real Estate Companies, losses from discontinued operations typically caused the Company to report no taxable income, making realization of NOLs uncertain. As a result, historically, the Company had established a valuation allowance for the full amount of the NOLs. Subsequent to the sale of the Real Estate Companies, the Company reduced its valuation allowance, resulting in the recognition of a net deferred tax asset. For further discussion see Note 9 to the Consolidated Financial Statements.

Results of Operations - Continuing Operations

    Table 1 below sets forth the percentage of the Company's total revenue from continuing operations represented by each operating statement line presented. This table is presented as supplemental information to enable the reader to better analyze the Company's change in revenues and expenses during the three years ended December 31, 1996. The percent of revenue comparison is intended to make the periods more comparable by removing the absolute effect of growth in revenues and expenses which results from the Company's acquisition of additional management contracts and other businesses. Such a presentation would also reflect economies in the Company's operating expenses, to the extent they exist.

                                  Table 1

   Summary Financial and Operational Data--Revenue and Expenses from Continuing
      Operations As a Percentage of Total Revenue from Continuing Operations

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                           -------------------------------
                                                                                             1996       1995       1994
                                                                                           ---------  ---------  ---------
Revenue
   Property management services..........................................................       28.0%      27.7%      27.8%
   On-Site personnel, general and administrative cost reimbursement......................       65.3%      67.1%      66.7%
   Administrative and reporting fees.....................................................        2.4%       2.4%       2.5%
   Other.................................................................................        4.3%       2.8%       3.0%
                                                                                           ---------  ---------  ---------
      Total revenue......................................................................      100.0%     100.0%     100.0%



Expenses
   Salaries and benefits
      On-Site employees..................................................................       63.7%      64.7%      63.5%
      Off-Site employees.................................................................       13.7%      12.8%      13.0%
   Other general and administrative......................................................        7.2%       6.8%       7.4%
   Costs charged to the Real Estate Companies............................................        1.6%       2.4%       3.1%
   Amortization of purchased management contracts........................................        2.3%       1.8%       1.4%
   Other depreciation and amortization...................................................        0.9%       0.4%       0.3%
   Non-recurring expenses................................................................     --         --            1.2%
                                                                                           ---------  ---------  ---------
      Total expenses.....................................................................       89.4%      88.9%      89.9%
                                                                                           ---------  ---------  ---------
Operating income.........................................................................       10.6%      11.1%      10.1%
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------
EBITDA...................................................................................       14.2%      13.4%      11.8%
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

    The Company's expenses of continuing operations include salaries and benefits with respect to employees working at managed properties, which are fully reimbursed by the property-owning partnerships, and certain general and administrative costs that are fully reimbursed by the Real Estate Companies. The reimbursements, recorded as revenue under On-site personnel, general and administrative cost reimbursement, fully offset the corresponding expenses, with no impact on net income. Therefore, reimbursed expenses and related revenue are not analyzed in any detail below. Table 2 shows the Company's adjusted revenue and expenses of continuing operations, which exclude on-site personnel, general and administrative cost reimbursements, and related expenses.

    Table 3 below sets forth the percentage of the Company's total revenue from continuing operations excluding on-site personnel, general and administrative cost reimbursement ("adjusted revenue") represented by each revenue and expense line presented. This table is presented as supplemental information to enable the reader to better analyze the change in revenues and expenses during the three years ended December 31, 1996, 1995 and 1994. The percent of revenue comparison is intended to make the periods more comparable by removing the absolute effect of growth in revenues and expenses which results from expansion of the Company's business. Such a presentation would also reflect economies in operating expenses, to the extent they exist.

                                     Table 2
          Summary Financial and Operational Data--Adjusted Revenue and
                   Adjusted Operating Expenses (In thousands)

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
Revenue
   Property management services..................................................  $  54,632  $  48,336  $  40,953
   Administrative and reporting fees.............................................      4,593      4,148      3,680
   Other.........................................................................      8,488      4,941      4,505
                                                                                   ---------  ---------  ---------
      Adjusted revenue (1).......................................................     67,713     57,425     49,138



Expenses
   Salaries and benefits, off-site employees.....................................     26,641     22,371     19,099
   Other general and administrative..............................................     14,074     11,899     10,968
   Amortization of purchased management contracts................................      4,562      3,076      2,043
   Other depreciation and amortization...........................................      1,759        727        481
   Non-recurring expenses........................................................     --             45      1,806
                                                                                   ---------  ---------  ---------
      Adjusted operating expenses (2)............................................     47,036     38,118     34,397
                                                                                   ---------  ---------  ---------
Operating income.................................................................  $  20,677  $  19,307  $  14,741
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
EBITDA...........................................................................  $  27,745  $  23,402  $  17,386
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                                    Table 3
        Summary Financial and Operational Data--Adjusted Operating Revenue and
           Adjusted Operating Expenses as a Percentage of Adjusted Revenue

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                           -------------------------------
                                                                                             1996       1995       1994
                                                                                           ---------  ---------  ---------
Revenue
   Property management services..........................................................       80.7%      84.2%      83.3%
   Administrative and reporting fees.....................................................        6.8%       7.2%       7.5%
   Other.................................................................................       12.5%       8.6%       9.2%
                                                                                           ---------  ---------  ---------
      Adjusted revenue (1)...............................................................      100.0%     100.0%     100.0%


Expenses
   Salaries and benefits
     Off-Site employees..................................................................       39.3%      39.0%      38.9%
   Other general and administrative......................................................       20.8%      20.7%      22.2%
   Amortization of purchased management contracts........................................        6.7%       5.4%       4.2%
   Other depreciation and amortization...................................................        2.6%       1.3%       1.0%
   Non-recurring expenses................................................................     --            0.1%       3.7%
                                                                                           ---------  ---------  ---------
       Adjusted operating expenses (2)...................................................       69.4%      66.5%      70.0%
                                                                                           ---------  ---------  ---------
Operating income.........................................................................       30.6%      33.5%      30.0%
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------
EBITDA...................................................................................       41.0%      40.8%      35.4%
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

------------------------
(1) Adjusted revenue excludes on-site personnel, general and administrative cost reimbursement.

(2) Adjusted operating expenses exclude salaries and benefits for on-site employees and costs charged to the Real Estate Companies.

Results of Operations - 1996 Compared with 1995

    Revenue

    The Company's total revenue from continuing operations consists of property management services fees, on-site personnel, general and administrative cost reimbursement, administrative and reporting fees and other revenues. Adjusted revenue equals total revenue less on-site personnel, general and administrative cost reimbursement. Total revenue increased $20.3 million, or 11.6%, to $195.0 million in 1996 from $174.7 million in 1995. Adjusted revenue increased $10.3 million, or 17.9%, to $67.7 million in 1996 from $57.4 million in 1995. The reasons for these increases are set forth below.

    Property management services revenue consists primarily of fees earned on property management contracts. Beginning in 1996 this revenue also includes asset management related fees. Property management services revenue increased $6.3 million, or 13.0%, to $54.6 million in 1996 from $48.3 million in 1995. As a percentage of total revenue, property management revenue increased to 28.0% from 27.7%. As a percentage of adjusted revenue, property management revenue decreased to 80.7% from 84.2%. The increase in absolute terms and as a percentage of total revenue resulted primarily from an increase in the average number of units managed and the new asset management contract with CRI, Inc., previously discussed. The decrease as a percentage of adjusted revenue resulted from the more than proportional increase in other revenues discussed below.

    Administrative and reporting fees consist of fees payable from property-owning partnerships, which are payable from investor limited partners' share of distributable cash flow of the partnerships, as compensation for providing certain administrative services to the property-owning partnerships. These fees are payable only to the extent cash flow is available, and therefore the receipt and timing of such fees cannot be assured. The amount of these fees received is dependent in part on the operating results and cash requirements, as determined in part by the general partner, of the underlying properties. The Company accrues these fees as services are rendered and establishes a reserve equal to the amount of accrued fees that are not assured of being paid. The Company has experienced significant variations in these fees from one period to another and these variations may occur in the future.


    Administrative and reporting fees revenue increased by $0.5 million, or 10.7%, to $4.6 million in 1996 from $4.1 million in 1995. As a percentage of total revenue, administrative and reporting fees revenue remained essentially the same. As a percentage of adjusted revenue, administrative and reporting fees revenue decreased to 6.8% from 7.2%. The Company expects administrative and reporting fees to continue to decline as a percentage of adjusted revenue because these fees generally are not received with respect to newly-acquired management contracts and as the properties which have A&R fees are lost due to sale or other reasons.

    Other revenue includes Buyers Access-Registered Trademark- fees, revenue from Preferred Home Health, tax credit investment fees, insurance advisory fees and other revenue. Buyers Access-Registered Trademark- fees consist of annual membership fees paid by property-owning partnerships and rebates paid to the Company by suppliers participating in the Company's Buyers Access-Registered Trademark- program. Tax credit investment fees consist of fees earned from providing a variety of services to institutional investors in connection with their equity investment in Low Income Tax Credit properties. The Company has experienced significant variations in the tax credit investment fees from one period to another, and these variations may recur in the future. Insurance advisory fees consist of fees received by the Company in connection with administration of insurance programs for managed properties.

    Other revenue increased $3.6 million, or 71.8%, to $8.5 million in 1996 from $4.9 million in 1995. As a percentage of total revenue, other revenue increased to 4.3% from 2.8%. As a percentage of adjusted revenue, other revenue increased to 12.5% from 8.6%. The increase in absolute terms and as a percentage of total and adjusted revenue resulted primarily from the acquisition of Preferred Home Health in July 1996, which contributed $1.8 million in revenue, and an increase in the average number of units enrolled in the Buyers Access-Registered Trademark- program. In addition, the Company also recorded $1.2 million in revenue in 1996 associated with fees for services performed related to the refinancing of several properties owned by affiliates and the recovery of a portion of certain purchased receivables which, due to doubts regarding their collection, had been assigned no value at the date of acquisition in 1995.

    Expenses

    The Company's total expenses of continuing operations consist of salaries and benefits for on-site and off-site employees, other general and administrative expenses, costs charged to the Real Estate Companies, amortization of purchased management contracts, other depreciation and amortization and non-recurring expenses. Adjusted operating expenses equal total expenses less salaries and benefits for on-site employees and costs charged to the Real Estate Companies. Total expenses increased $18.9 million, or 12.2%, to $174.3 million in 1996 from $155.4 million in 1995. Total expenses as a percentage of total revenue increased to 89.4% in 1996 from 88.9% in 1995. Adjusted operating expenses increased $8.9 million, or 23.4%, to $47.0 million in 1996 from $38.1 million in 1995. Adjusted operating expenses as percent of adjusted revenue increased to 69.4% from 66.5%. The reasons for these changes are set forth below.

    Salaries and benefits - off-site employees consist of personnel expenses incurred for employees other than employees working at the properties. These expenses increased $4.2 million, or 19.1%, to $26.6 million in 1996 from $22.4 million in 1995. As a percentage of total revenue, salary and benefits - off-site employees increased to 13.7% from 12.8%. As a percentage of adjusted revenue, these expenses increased slightly to 39.3% from 39.0%. The increase in absolute terms and as a percentage of total and adjusted revenue resulted primarily from additional personnel costs associated with Preferred Home Health ($1.3 million), additional personnel required to manage a higher average number of units, and the addition of personnel to expand the Company's customer and equity services.

    Other general and administrative expenses consist of professional fees, travel, management information systems, occupancy, telephone and equipment rental, and other expenses. These expenses increased $2.2 million, or 18.3%, to $14.1 million in 1996 from $11.9 million in 1995. As a percentage of total revenue, other general and administrative expenses increased to 7.2% from 6.8%. As a percentage of adjusted revenue, these expenses remained essentially the same. The increase in absolute terms and as a percentage of total revenue resulted primarily from higher professional fees resulting from the growth in the Company's business, an approximately $1.0 million charge to expense to increase the allowance for doubtful accounts, and increased costs associated with the Company's new facilities in Vienna, Virginia and Indianapolis, Indiana.

    Amortization of purchased management contracts consists of the amortization of the costs of acquisition of property management rights. Costs are amortized over the shorter of 15 years or the estimated life of the management contracts which include projected renewals. Amortization periods range from 1 to 15 years. These expenses increased $1.5 million, or 48.3%, to $4.6 million in 1996 from $3.1 million in 1995. As a percentage of total revenue, amortization of purchased management contracts increased to 2.3% from 1.8%. As a percentage of adjusted revenue, these expenses increased to 6.7% from 5.4%. The increase in absolute terms and as a percentage of total and adjusted revenues resulted primarily from the acquisition of additional management contracts.

    Other depreciation and amortization consist primarily of the depreciation of furniture, equipment (primarily computer equipment) and software, amortization of costs of leasehold improvements and amortization of the excess of purchase price over net assets acquired ("goodwill") associated with the purchase of Preferred Home Health. Depreciation and amortization increased
$1.0 million, or 142.0%, to $1.7 million in 1996 from $0.7 million in 1995. As a percentage of total revenue, depreciation and amortization increased to 0.9% from 0.4%. As a percentage of adjusted revenue, these expenses increased to 2.6% from 1.3%. The increase in absolute terms and as a percentage of total and adjusted revenue resulted primarily from increased depreciation on computer hardware and software purchased in connection with the Company's move from mainframe to client-server based technology, depreciation and amortization of leasehold improvements and furniture and equipment purchased in connection with the movement of the Company's headquarters to Vienna, Virginia and the movement of the Company's Indianapolis, Indiana facilities to new location in Indianapolis, and amortization of goodwill associated with the July 1996 acquisition of Preferred Home Health.

    Non-recurring expenses incurred in 1995 include stock option compensation expense of $0.5 million due to the extension of the exercise period of stock options held by one former and five current employees. The extension was approved by the Company's Board of Directors in February 1995. Additionally, the Company recorded an expense reduction of $0.4 million, reflecting partial reimbursements by third parties with respect to the costs of transferring operations to a new computer system. A $1.8 million charge for the termination of this systems project was originally recorded in December 1994 as a non-recurring expense.

Results of Operations - 1995 compared with 1994

    Revenue

    The Company's total revenue from continuing operations increased
$27.4 million, or 18.6%, to $174.7 million in 1995 from $147.3 million in 1994. Adjusted revenue increased $8.3 million, or 16.9%, to $57.4 million in 1995 from $49.1 million in 1994. The reasons for these increases are set forth below.

    Property management services revenue increased $7.3 million, or 18.0%, to $48.3 million in 1995 from $41.0 million in 1994. As a percentage of total revenue, property management revenue remained essentially the same. As a percentage of adjusted revenue, property management revenue increased to 84.2% from 83.3%. The increase in absolute terms and as a percentage of adjusted revenue resulted primarily from an increase in the average number of units managed due to the acquisition of additional property management rights.

    Administrative and reporting fees increased by $0.4 million, or 12.7%, to $4.1 million in 1995 from $3.7 million in 1994. As a percentage of total revenue, administrative and reporting fees revenue remained essentially the same. As a percentage of adjusted revenue, administrative and reporting fees revenue decreased to 7.2% from 7.5%. The Company expects administrative and reporting fees to continue to decline as a percentage of adjusted revenue because these fees generally are not received with respect to newly-acquired management contracts and as the properties which have A&R fees are lost due to sale or other reasons.

    Other revenue increased $0.4 million, or 9.7%, to $4.9 million in 1995 from $4.5 million in 1994. As a percentage of total revenue, other revenue decreased to 2.8% from 3.0%. As a percentage of adjusted revenue, other revenue decreased to 8.6% from 9.2%. The increase in absolute terms resulted primarily from an increase in the average number of units enrolled in the Buyers Access-Registered Trademark- program offset slightly by fewer tax credit investment transactions being completed during 1995 as compared to 1994. The decrease as a percentage of total and adjusted revenue is due to the more than proportional increase in property management services revenue discussed above.

    Expenses

    The Company's total expenses of continuing operations increased
$22.8 million, or 17.2%, to $155.4 million in 1995 from $132.6 million in 1994. Total expenses as a percentage of total revenue decreased to 88.9% in 1995 from 89.9% in 1994. Adjusted operating expenses increased $3.7 million, or 10.8%, to $38.1 million in 1995 from $34.4 million in 1994. Adjusted operating expenses as a percent of adjusted revenue decreased to 66.5% from 70.0%. The reasons for these changes are set forth below.

    Salaries and benefits - off-site employees increased $3.3 million, or 17.1%, to $22.4 million in 1995 from $19.1 million in 1994. As a percentage of total revenue, salary and benefits - off-site employees decreased slightly to 12.8% from 13.0%. As a percentage of adjusted revenue, these expenses remained essentially the same. The increase in absolute terms resulted primarily from the Company's growth and increased executive incentive compensation during 1995.

    Other general and administrative expenses increased $0.9 million, or 8.5%, to $11.9 million in 1995 from $11.0 million in 1994. As a percentage of total revenue, other general and administrative expenses decreased to 6.8% from 7.4%. As a percentage of adjusted revenue, these expenses decreased to 20.7% from 22.2%. The increase in absolute terms resulted primarily from higher transition and management expenses related to the expansion of the management portfolio.

    Amortization of purchased management contracts increased $1.1 million, or 50.6%, to $3.1 million in 1995 from $2.0 million in 1994. As a percentage of total revenue, amortization of purchased management contracts increased to 1.8% from 1.4%. As a percentage of adjusted revenue, these expenses increased to 5.4% from 4.2%. The increase in absolute terms and as a percentage of total and adjusted revenues resulted primarily from amortization of management contracts related to the Congress and Hall Acquisitions.

    Other depreciation and amortization increased $0.2 million, or 51.1%, to $0.7 million in 1995 from $0.5 million in 1994. As a percentage of total revenue, depreciation and amortization remained essentially the same. As a percentage of adjusted revenue, these expenses increased to 1.3% from 1.0%. The increase in absolute terms resulted primarily from the purchase of new personal computers and increased depreciation on leasehold improvements at the Company's previous Indianapolis facility.

    Non-recurring expenses include stock option compensation expense of $0.5 million due to the extension of the exercise period of stock options held by one former and five current employees approved by the Company's Board of Directors in February 1995. Additionally, the Company recorded an expense reduction of $0.4 million, reflecting partial reimbursements by third parties with respect to the costs of transferring operations to a new computer system. A $1.8 million charge for the termination of this systems project was originally recorded in December 1994 as a non-recurring expense.

Results of Operations - 1996 Discontinued Operations (WMF)

    1996 earnings from discontinued operations represents the results of operations of the Company's wholly owned subsidiary WMF since the date of acquisition, April 1, 1996. The primary operations of WMF are carried out through Washington Mortgage Financial. Washington
Mortgage Financial's primary business activities are commercial loan servicing, commercial loan origination and secondary marketing. Washington Mortgage Financial's revenue includes loan servicing fees, gains on sale of mortgage loans, interest income on loans prior to sale, earnings on escrow deposits held on behalf of mortgagees and other income.

    Washington Mortgage Financial's revenue is to a large degree driven by the timing of origination and sales of mortgage loans. Approximately 54% of its revenue since the date of acquisition was derived from mortgage loan servicing, which is considered more stable, and the remainder, or approximately 46%, was primarily transaction driven. Washington Mortgage Financial's revenue is somewhat sensitive to economic factors such as the general level of interest rates and demand for commercial real estate. As a result, future revenues may fluctuate as a result of changes in these factors. Therefore, Washington Mortgage Financial's 1996 results may not be indicative of future periods. Revenue related to mortgage servicing is based upon the unpaid principal balance of loans serviced. The principal balance on these loans was $6.2 billion at December 31, 1996, as compared with $4.5 billion on the acquisition date. The increase is attributable to loan originations of $962 million and acquisitions resulting in rights to service loans with a $1.3 billion principal balance, net of normal loan amortization and run-off as of December 31, 1996. Financial Services revenue of $21.5 million includes revenue from mortgage loan servicing and from the origination and sale of mortgage loans.

    Washington Mortgage Financial's operating interest income was $3.4 million and its operating interest expense was $0.8 million for nine month period since acquisition. Financial Services interest income represents primarily operating interest income earned on originated loans between the date of closing with the borrower (date of origination) and funding by the investor (date sold). Financial Services operating interest expense represents primarily the interest cost associated with warehousing the loans.

    Washington Mortgage Financial's total expenses consist of salaries and benefits (including commissions), other general and administrative expenses, operating interest expense, provision for loan servicing losses, amortization of mortgage servicing rights, and other depreciation and amortization. Salaries and benefits is the largest category of costs for Washington Mortgage Financial and increases as loan production increases due primarily to the payment of commissions on loan originations.

    Other general and administrative expenses consist of professional fees, guarantee fees, travel, management information systems, occupancy, telephone and equipment rental, and other expenses. Guarantee fees represent additional fees collected from the borrower by Washington Mortgage Financial on certain loans which are passed on to the investor. While a portion of the general and administrative costs are fixed, these costs will also fluctuate based upon the volume of originations and principal balance of loans serviced.

    Amortization of capitalized mortgage servicing rights is recorded on a straight-line basis over periods up to seven years. Capitalized mortgage servicing rights represent both the costs incurred in the acquisition of servicing rights and the portion of the costs associated with its permanent FHA loan originations which have been allocated to the servicing rights in accordance with Statement of Financial Accounting Standards ("SFAS") No. 122. Washington Mortgage Financial has determined that only its permanent FHA loan originations meet the criteria for market determination as discussed in SFAS No. 122 and, therefore, only capitalizes servicing rights on these originations. Capitalized mortgage servicing rights also include the purchase accounting adjustment related to the write-up of capitalized mortgage servicing rights to market value as of the date of acquisition. This adjustment resulted in significantly increased amortization expense related to capitalized mortgage servicing rights.

    Provision for loan losses represents the Company's estimate of its share of potential losses associated with loans originated under the Federal National Mortgage Association ("Fannie Mae") Delegated Underwriting and Servicing ("DUS") multifamily loan origination program. Washington Mortgage Financial bears a portion of the losses on mortgages that it originates under the program that does not exceed 20% of the original principal balance of the loans. Washington Mortgage Financial provides a reserve for possible losses on these loans based, in part, upon their past experience. Washington Mortgage Financial increased this reserve by $1.0 million in the nine months since the date of acquisition. The total principal balance of loans serviced under this program was $648 million at April 1, 1996 and $776 million at December 31, 1996. The allowance for loan servicing losses was $4.4 million as of December 31, 1996.

    Other depreciation and amortization includes depreciation and amortization on Washington Mortgage Financial's furniture and equipment and leasehold improvements and the amortization of goodwill. The excess of the purchase price over the fair value of net assets acquired was approximately $5.0 million and has been recorded by WMF as goodwill. The furniture and equipment and leasehold improvements are being amortized on a straight-line basis over 5 to 7 years. Goodwill related to the Company's purchase of WMF is being amortized on a straight-line basis over 7 years.

    Washington Mortgage Financial's 1996 acquisitions of ACR and Proctor, both discussed above, strengthened its market share in the origination of both multifamily and other commercial mortgage loans.

    Additional information regarding the results of operations of WMF is set forth in WMF's registration statement on Form 10, filed May 14, 1997, as amended.

Interest Income and Expense

    Interest income increased $0.5 million and $0.2 million in 1996 and 1995, respectively. The 1996 increase is due primarily to interest income recognized on certain notes receivable acquired in conjunction with the Goldberg Acquisition (see "Acquisitions and New Business") and interest earned on amounts due from the Real Estate Companies. Prior to the sale of the Real Estate Companies in August of 1995, no interest was charged on amounts due from the Real Estate Companies since they were part of NHP Incorporated. The 1995 increase is due primarily to a higher average cash balance in 1995 and interest earned on amounts due from the Real Estate Companies.

    Interest expense decreased $1.8 million in 1996 and increased $0.1 million in 1995. The decrease in 1996 is due primarily to a lower level of bank debt in the first half of 1996 as compared with 1995, partially offset by interest expense on notes payable related to the Southport and Goldberg acquisitions. The increase in interest expense in 1995 is due primarily to higher levels of debt in 1995, as compared with 1994, prior to the repayment of a substantial portion of the Company's debt in August of 1995 from application of the proceeds from the Company's IPO.

New Accounting Standards

    In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," which requires the adjustment of the carrying value of long-lived assets and certain identifiable intangibles if their value is determined to be impaired as defined by the standard. The Company's adoption of SFAS No. 121 on January 1, 1996 did not have a material effect on the Company's financial position or results of operations.

    In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation," which allows companies to adopt the fair value method for recognition of stock-based compensation expense or to continue to use the intrinsic value method as prescribed by Accounting Principles Board Opinion ("APB") No. 25 "Accounting for Stock Issued to Employees." SFAS No. 123's fair value method requires companies to record compensation expense on the date of the grant of stock options based on the fair value of the options as calculated by option pricing models or current market prices. For those companies that do not elect to adopt the fair value method of accounting for stock-based compensation expense, SFAS
No. 123 requires disclosure of the pro forma impact on net income and earnings per share as if the Company had accounted for its employee stock options under the fair value method of that statement. The Company adopted the disclosure provisions of SFAS No. 123 for 1996 and will continue to follow APB No. 25 in accounting for employee stock options. In accordance with APB No. 25, because the exercise price of the Company's employee stock options equals the market price on the underlying stock on the date of the grant, no compensation expense is recognized. Because the Company's adoption of SFAS No. 123 requires only additional financial statement disclosure, it did not have an effect on the Company's financial position or results of operations.

    In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers of Financial Assets and the Extinguishment of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a "financial-components" approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The new standard is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Management does not expect the new standard to have a material effect on the Company's financial position or results of operations.

    In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share," which will change the reporting of earnings per share effective in the fourth quarter of 1997. Basic earnings per share, a measure required by the new standard, will not include stock options as common stock equivalents and, therefore, is expected to be higher than if the previously required primary earnings per share were to be reported. Under the Company's current capital structure, diluted earnings per share, also required by the new standard, will be calculated the same as the previously required primary earnings per share

Liquidity and Capital Resources-Continuing Operations

    Cash Flows

    Continuing operations, particularly property management operations, have historically provided a steady, noncyclical source of cash flow to the Company. Net cash provided by continuing operations for the years ended December 31, 1996, 1995 and 1994 was $22.0, $9.7 and $11.9 million, respectively. The increase in 1996 is due primarily to an increase in operating results related to the increased average number of units under management, the new asset management contract with CRI, Inc., the acquisition of Preferred Home Health and increases in various other revenue categories as well as an increase due to the timing of receipts and payments on various working capital items. The decrease in net cash provided by continuing operations in 1995 was due primarily to the increase in payments for income taxes and the timing of receipts and payments on various working capital items. Cash and cash equivalents totaled $4.8 million as of December 31, 1996. The Company also has additional borrowing capacity under its various lines of credit as discussed below.

    In 1996, net cash used in investing activities was $56.8 million. The increase over 1995 is due primarily to the purchase of businesses, including WMF and Preferred Home Health, investment in real estate held for sale (the Great Atlantic Acquisition), and the purchase of long-term notes related to the Goldberg Acquisition. In addition, the Company's purchase of fixed assets increased due primarily to amounts paid for leasehold improvements and furniture related to the Company's movement to new facilities in Vienna, Virginia and Indianapolis, Indiana and additional purchases of computer equipment and software.

    For 1995, net cash used in investing activities was $16.0 million, reflecting primarily cash used in the Congress, Hall and other acquisitions. Net cash used in investing activities in 1994 of $4.5 million includes additional payments for the Oxford Acquisition and purchases of fixed assets consisting primarily of computer equipment and software.

    In 1996, net cash provided by financing activities was $33.6 million which reflects primarily additional borrowings under the Company's $75 million Credit Facility and proceeds from the exercise of stock options, reduced by repayments of debt.

    In 1995, net cash provided by financing activities was $8.8 million, reflecting proceeds from the Company's IPO in August and borrowings on the Company's Credit Facility (see discussion below), reduced by the net repayment of borrowings under the Company's previous credit facility, repayment of notes to related parties and payment of financing, offering and disposition costs. As of the closing of the IPO, the Company borrowed $20.0 million on the Credit Facility and used those funds together with the net proceeds of the IPO as follows: (i) $54.7 million was used to repay in full the Company's indebtedness under its previous credit facility, which was simultaneously terminated by the Company; (ii) $7.0 million was used to repay a note to a former institutional shareholder of the Company; and (iii) $5.5 million was used to repay indebtedness to Demeter, Capricorn, and Mr. Heller. The remaining proceeds were added to the Company's working capital. In consideration for the sale of the Real Estate Companies in 1995, Demeter, Capricorn and Mr. Heller canceled approximately $9.1 million of indebtedness owed by the Company to them. For further discussion, see Note 13 to the Consolidated Financial Statements.

    In 1994, net cash used in financing activities was $4.3 million, reflecting scheduled payments under the then existing credit facility. For further discussion of the Company's debt, see Note 6 to the Consolidated Financial Statements.

    On January 7, 1997, the Company's Board of Directors approved the repurchase of up to 750,000 shares of the Company's common stock over a period extending through June 30, 1998. The Company has purchased no shares in 1997 and, due to the pending AIMCO merger, has suspended the stock repurchase program.

    Credit Facility

    The Company and its subsidiaries have various credit arrangements. As previously discussed, on August 18, 1995, the Company completed an IPO of
4.3 million shares of common stock and received net proceeds of approximately $52.0 million (the "Closing"). At that time, the Company entered into a $75 million, three-year unsecured revolving credit facility with a group of banks (the "Credit Facility"). At the end of two years, the Company may extend the Credit Facility (as a revolving facility) for a fourth year or convert it to a two-year term loan. Availability under the Credit Facility is subject to the Company's compliance with various ratios, operating covenants and other customary conditions. The Credit Facility also restricts the payment of dividends by the Company unless the Company's ratio of EBITDA to interest expense is greater than 3 to 1. In 1996, interest on the Credit Facility was equal to 175 basis points over the London Interbank Offered Rate ("LIBOR") in effect from time to time. In 1996, the Credit Facility also required the payment of a commitment fee of 37.5 basis points per annum on the unused portion of the Credit Facility. During 1996, the Credit Facility required that any other borrowings be subordinated to the Credit Facility except up to $10 million of borrowings made in connection with the acquisition of assets that will result in additional management rights for the Company, Washington Mortgage Financial's Warehouse Line (described below), and any indebtedness of Washington Mortgage Financial incurred in the acquisition of mortgage loans or mortgage servicing rights. As of December 31, 1996, the Company has outstanding $6.2 million of additional unsubordinated borrowings from third parties. The Credit Facility also permits the Company to make loans or other advances to the Real Estate Companies up to a total of $10 million in connection with the Real Estate Companies' acquisition of real estate assets. As of December 31, 1996 the Company had $57.0 million outstanding under the Credit Facility leaving
$18.0 million of available borrowings.

    In February 1997, the terms of the Company's $75 million Credit Facility were amended. The significant changes in the agreement include the allowance of up to $100 million in additional senior unsecured term debt, an increase in the amount of unsubordinated borrowing allowed in connection with acquisitions from $10 million to $25 million, and a reduction in the Credit Facility's overall pricing. The interest rate has been reduced from The First National Bank of Boston's base rate or LIBOR plus 175 basis points to a sliding scale rate which ranges from LIBOR plus 75 basis points to LIBOR plus 125 basis points, depending on the Company's ratio of debt to EBITDA. In addition, the commitment fee on the unused portion of the Credit Facility may be reduced from 37.5 basis points per annum to 25 basis points per annum, also depending on the ratio of debt to EBITDA.

    WMF Separation Agreement and Intercompany Balances

    Following the distribution of shares of WMF, NHP Incorporated and WMF will operate independently and neither will have any stock ownership in the other. In conjunction with the distribution of shares of WMF, NHP Incorporated and WMF will enter into a separation agreement that will govern their ongoing relationship. The separation agreement will provide, in part, for WMF to assume all liabilities relating to the business and operations of WMF prior to the distribution (except for the costs of the distribution) and to indemnify NHP Incorporated for such liabilities and all expenses and costs and losses related thereto, all on terms reasonably acceptable to AIMCO.

    In addition, the separation agreement will also provide for the settlement, at or prior to the distribution of shares, of any intercompany amounts owed by WMF to NHP Incorporated. The intercompany amounts owed by WMF will be forgiven by NHP Incorporated up to the amount of NHP's Free Cash Flow, as defined by the AIMCO merger agreement, generated by NHP Incorporated from February 1, 1997, through the date of the AIMCO merger, net of any transactions costs (including severance and related costs) incurred by NHP Incorporated. The remaining balance will be repaid by WMF.
The intercompany balance due from WMF to NHP Incorporated was approximately $0.9 million and $4.5 million, as of December 31, 1996, and March 31, 1997, respectively. The intercompany balance as of December 31, 1996, consists primarily of intercompany tax allocations. The increased balance as of March 31, 1997, reflects advances to WMF related to the Proctor acquisition and additional intercompany tax allocations. In April 1997, NHP Incorporated advanced WMF an additional $4.6 million to fund an additional acquisition.

    Future Capital Expenditures

    In anticipation of the AIMCO Merger, the Company is not currently pursuing acquisitions. If the merger is not completed, the Company may incur future capital expenditures which are expected to consist largely of the acquisition of property management rights and other possible acquisitions and expenditures to grow the Company's customer services businesses. The Company would expect to finance such acquisitions primarily out of operating cash flow and bank or other borrowings, including borrowings under its credit facility. The Company may also issue additional common stock, either for cash to be used in connection with, or as consideration for, acquisitions. The Company believes that it can repay indebtedness out of operating cash flow or additional equity offerings.

    The Company's capital expenditures also include costs to acquire computer hardware and software, including software in connection with the Company's move from mainframe technology to client-server based technology to serve its information systems needs. As of December 31, 1996, the client-server software and related hardware had been purchased with funds from operating cash flow. The Company currently has no material commitments for capital expenditures.

    Net Operating Loss Carryforwards (NOLs)

    The Company has unused NOLs for Federal tax purposes which compose most of the Company's deferred tax asset. The amount of deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. Furthermore, if the Internal Revenue Service were to determine that the consideration received by the Company in the sale of the Real Estate Companies was less than the fair market value of the assets transferred or that other valuations of assets made in connection with the sale were inaccurate, the amount of the net operating loss carryforwards available to the Company could be reduced, thus increasing the Company's future federal income tax liability. The ability of the Company to utilize NOLs is also limited as a result of an "ownership change" within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended. The sale of the Company's common stock by Demeter and Capricorn to AIMCO triggered the Section 382 limitations. As a result, Section 382 imposes an annual limit on the ability of the Company to utilize NOLs. The amount of NOLs is, in any event, subject to uncertainty until such time as they are used to offset income as their validity is not reviewed by the Internal Revenue Service until such time as they are utilized. The Company believes that the Section 382 limitations will not significantly impact the Company's future tax liability.

    The Company expects to recognize capital gain for federal income tax purposes as a result of the distribution of the rights combined with the later distribution of shares of WMF, previously discussed. The amount of gain recognized by the Company will be the excess of the fair market value of WMF on the date of the distribution of the rights, over the Company's tax basis in WMF. The Company expects to have regular federal NOLs available in sufficient amount to offset the gain under the regular federal income tax, but does not expect to have sufficient alternative minimum tax NOLs available to offset the gain under the alternative minimum tax.

    Liquidity and Capital Resources - Discontinued Operations

    WMF Cash Flows

    1996 net cash used in discontinued operations includes the cash flows from operating, investing and financing activities of WMF and include nine months of activity (since the date of acquisition, April 1, 1996). Cash flow related to WMF tends to be less predictable and depends largely on the level of loan origination and sales activity. Operating cash flows of WMF for the nine months of 1996 were approximately $9.7 million, net of intercompany tax allocations. Net cash used in investing activities was $9.3 million, reflecting the purchase of mortgage servicing rights and the ACR pipeline, origination of mortgage servicing rights and the purchase of fixed assets. Net cash used in financing activities was $0.3 million, reflecting the net repayments on Washington Mortgage's $10 million Servicing Acquisition Line. Although Washington Mortgage Financial's acquisition of Proctor was completed as of December 31, 1996, the cash was not paid until early January 1997. Therefore, the Proctor acquisition is not reflected as a use of cash in 1996.

    WMF Long-term Debt and Lines of Credit

    Washington Mortgage Financial holds the mortgages it originates only on a short-term basis and then resells them on a precommitted basis to various investors and, therefore, bears no interest rate risk during the holding period. Washington Mortgage Financial has a warehouse line of credit for $150 million for purposes of originating loans (the "Warehouse Line"). The Warehouse Line is secured by mortgage loans held for sale and is repaid upon sale of the mortgage loans. The interest rate on the Warehouse Line was 1 to 1 1/2 percent during 1996 to the extent compensating balances are maintained, and London InterBank Offered Rate ("LIBOR") plus 1 to 1 1/2 percent for amounts borrowed in excess of compensating balances. The Warehouse Line expires in August 1997, at which time the Company expects to extend it or replace it with a similar line of credit. As of December 31, 1996, Washington Mortgage Financial had drawn $39.9 million on the Warehouse Line leaving $110.1 of available borrowings.

    Washington Mortgage Financial has an additional warehouse agreement providing $15 million of revolving credit at 1 1/2 to 1 5/8 percent to the extent compensating balances are maintained and prime rate for amounts borrowed in excess of compensating balances. Interest is payable monthly. This warehouse line of credit is secured by mortgage loans held for sale and is paid upon sale of the mortgage loans. As of December 31, 1996, Washington Mortgage Financial had no amounts outstanding under this line of credit.

    Washington Mortgage Financial has a separate $10 million line of credit which was used exclusively for the acquisition of servicing rights (the "Servicing Acquisition Line"). The interest rate on the Servicing Acquisition Line was 3 to 3 1/2 percent to the extent compensating balances are maintained and LIBOR plus 3 to 3 1/2 percent for amounts borrowed in excess of compensating balances. In October 1996, the Servicing Acquisition Line was converted to a term loan which is to be repaid in quarterly installments based on a 10 year amortization schedule with the remaining balance due in June 2001. The Servicing Acquisition Line is collateralized by servicing rights relating to loans with an approximate unpaid principal balance of $1.1 billion. As of December 31, 1996, Washington Mortgage Financial had drawn $6.2 million on the Servicing Acquisition Line. Because this line has been converted to a term loan, Washington Mortgage Financial cannot borrow any additional amounts under this line.

    Washington Mortgage Financial also has a revolving credit agreement providing $10 million of revolving credit to be used for working capital or servicing acquisition purposes (the "Working Capital Line"). The interest rate on the Working Capital Line is 3 1/2 percent to the extent compensating balances are maintained and LIBOR plus 3 1/2 percent for amounts borrowed in excess of compensating balances. The Working Capital Line is renewable annually through June 2001 and requires monthly interest payments. Any principal balance outstanding in June 2001 would be converted to a term loan due in quarterly installments through June 2006. The Working Capital Line is collateralized by the same assets as the Servicing Acquisition Line. As of December 31, 1996, Washington Mortgage Financial had no amounts outstanding under the Working Capital Line.

    Washington Mortgage Financial has an additional line of credit agreement available for working capital purpose providing for $0.5 million of revolving credit. The interest rate on this line of credit is the prime rate and all borrowings must be paid off annually with interest payments due monthly. At December 31, 1996, Washington Mortgage Financial had no amounts outstanding under this line of credit.

    Washington Mortgage Financial recently completed an agreement for an additional $35 million warehouse line of credit facility, to be used for the purpose of originating loans, funding advances required as a primary servicer, and fund liquidity advances required as a master servicer of collateralized mortgage-backed securities. The interest rate on this line of credit is 1/2 to 3/4 percent to the extent compensating balances are maintained and LIBOR plus 1/2 to 3/4 percent for amounts borrowed in excess of compensating balances.

     Washington Mortgage Financial has received a commitment for a secured term loan for 1997 for up to $50 million, subject to certain conditions, including completion of satisfactory documentation, the absence of material adverse changes and the sale of participations in the loan. The purpose of this line of credit is to finance the acquisition of commercial mortgage banking companies.

    As of December 31, 1996, Washington Mortgage Financial has also established a letter of credit of $4.2 million on behalf of Fannie Mae to fund any loan losses incurred under the DUS program. This letter of credit is secured by cash and mortgage-backed securities with a market value of approximately $5.1 million.

    Future Capital Expenditures

    In 1997, Washington Mortgage Financial intends to pursue acquisitions of new businesses and expansion of its current business. The funds for such acquisitions and investments are anticipated to be provided in 1997 by cash flows and borrowings under Washington Mortgage Financial's credit facilities and by borrowings under the Company's Credit Facility. As a result, non-operating interest expense in 1997 is expected to be higher than in 1996.

    Washington Mortgage Financial believes its funds on hand at December 31, 1996, cash flow from operations, its unused borrowing capacity under its credit lines, and its continuing ability to obtain financing will be sufficient to meet its anticipated operating needs and capital expenditures, as well as planned new acquisitions and investments, for at least the next twelve months. The magnitude of Washington Mortgage Financial's acquisition and investment program will be governed to some extent by the availability of capital.

    Waiver of Freddie Mac Non-Compliance

    As of December 31, 1996, Washington Mortgage Financial was not in compliance with a tangible net worth standard required by Freddie Mac for continued servicing and future origination of loans held by Freddie Mac. Washington Mortgage Financial's non-compliance with this standard results from the accounting treatment of servicing rights in connection with its acquisition by the Company, and Freddie Mac's policy with respect to recognition of servicing rights as a tangible asset, and does not reflect any deterioration in the operating results or financial condition of Washington Mortgage Financial. On March 26, 1997, Freddie Mac advised Washington Mortgage Financial that Washington Mortgage Financial has financial strengths not recognized in the tangible net worth calculation, and that Freddie Mac did not consider Washington Mortgage Financial to be out of compliance as of December 31, 1996, and effective for the remainder of 1997.

    Discontinued Real Estate Operations

    Net cash used in discontinued operations for the years ended December 31, 1995 and 1994 was $8.6 million and $0.2 million, respectively. In 1994, net cash used in discontinued operations was primarily for additional investments in certain partnerships, offset by partnership distributions and any proceeds from dispositions of certain properties and partnership interests. In 1995, cash was used primarily to invest in the general partnership interests acquired in the Hall Acquisition.

Inflation

    The Company has generally been able to offset cost increases due to inflation with increases in revenues. Accordingly, management does not believe that inflation has had a material effect on its results of operations to date. However, a significant portion of Washington Mortgage Financial's revenue is somewhat sensitive to economic factors including the general level of interest rates. To the extent future inflation increases the general level of interest rates, it could negatively impact Washington Mortgage Financial's results of operations. In addition, there can be no assurance that the Company's other operations will not be adversely affected by inflation in the future.

Net Income Per Share

    In February 1995, the Company's Board of Directors declared a 25 for 1 split of the Company's common stock. Accordingly, all share and per share amounts have been restated to give retroactive recognition to the stock split for all periods presented.

    As previously discussed, on August 18, 1995, the Company completed an IPO of 4.3 million shares of its common stock for net proceeds of approximately $52.0 million. Although this transaction had no earnings impact, net income per share subsequent to the IPO decreased due to the increase in shares outstanding.








                                       M-19